Exhibit (a)(1)(v)

Offer to Purchase for Cash

up to 15,604,288 Outstanding Shares of Common Stock

of

Foundation Medicine, Inc.

at

$50.00 Net per Share

Pursuant to the Offer to Purchase Dated February 2, 2015

by

Roche Holdings, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MONDAY, MARCH 2, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated February 2, 2015 (the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, collectively the “Offer”), in connection with the offer by Roche Holdings, Inc. (“Purchaser”), a Delaware corporation, to purchase up to 15,604,288 outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Foundation Medicine, Inc., a Delaware corporation (“FMI”), for $50.00 per Share (the “Offer Price”), net to the seller in cash, without interest, and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is FMI’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us or our nominees for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us or our nominees for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.	The Offer Price is $50.00 per Share, net to the seller in cash, without interest, and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer (including any necessary proration as described in the Offer to Purchase).

2.	The Offer is being made for up to 15,604,288 outstanding Shares.

3.	The Offer is being made pursuant to the Transaction Agreement dated as of January 11, 2015 (the “Transaction Agreement”) between FMI and Purchaser. The Transaction Agreement provides, among other things, that immediately following the acceptance of Shares for payment in the Offer and subject to the satisfaction or waiver of the other conditions set forth in the Transaction Agreement, Purchaser will make a primary investment in FMI of $250 million in cash in exchange for 5,000,000 newly issued Shares (the “Issuance Shares”), at a price of $50.00 per share (the “Issuance” and together with the Offer, the “Investment”) so that, when combined with the Shares acquired pursuant to the Offer and the Shares already owned by Roche Holding Ltd, a Swiss joint-stock corporation and its subsidiaries (including Purchaser), Purchaser will own at least 52.4%, and up to approximately 56.3%, of the outstanding shares of FMI on a fully diluted basis. The Issuance is subject to the satisfaction or waiver of certain conditions described in the Offer to Purchase. The Transaction Agreement is more fully described in Section 13 of the Offer to Purchase.

4.	The FMI board of directors (the “FMI Board”) has duly and unanimously (i) approved the Transaction Agreement and declared the Transaction Agreement, the Offer, the Issuance and the other transactions contemplated by the Transaction Agreement to be advisable and in the best interests of FMI’s stockholders; and (ii) recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

5.	The Offer and withdrawal rights expire at 12:00 midnight, New York City time, at the end of the day on Monday, March 2, 2015, unless the Offer is extended (as it may be extended, the “Expiration Time”).

6.	The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn, prior to the expiration of the Offer, a number of Shares (excluding Shares tendered pursuant to Notices of Guaranteed Delivery for which Shares have not been delivered) that, when added to the Shares already owned by Roche Holding Ltd, a Swiss joint-stock corporation, and its subsidiaries (including Purchaser), represents at least 52.4% of the outstanding Shares on a fully diluted basis; (ii) the expiration or termination of the waiting period (and any extension thereof) or receipt of clearance under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, or any other applicable law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through acquisition or agreement, and in each case, any such waiting period shall not have terminated or expired, or any such notice or approval shall not have been obtained, subject to or conditioned upon (1) any limitation on the ability of Purchaser or any of its affiliates effectively to exercise full rights of ownership of the Shares to be acquired by Purchaser in the Offer or the Issuance, including the right to vote any such Shares on all matters properly presented to FMI’s stockholders or exercise any of its rights under the Investor Rights Agreement, dated as of January 11, 2015, by and among FMI, Purchaser and the other stockholders named as a party thereto (the “Investor Rights Agreement”), or (2) the requirement that Purchaser, FMI or any of their respective affiliates to take any action not required to be taken in the Transaction Agreement; (iii) the receipt of the approval of FMI’s stockholders of (a) the Transaction Agreement and the transactions contemplated thereby (including the Issuance), (b) amendments to FMI’s certificate of incorporation to provide for (A) the declassification of the FMI Board, (B) the waiver of the corporate opportunities doctrine with respect to Purchaser and its affiliates, and (C) permitting directors to be removed, with or without cause, by the affirmative vote of the holders of 75% or more of the voting power of the outstanding Shares and (c) Purchaser’s anti-dilution protection rights under the Investor Rights Agreement; (iv) each of the Investor Rights Agreement and the related collaboration agreements between FMI and affiliates of Purchaser entered into in connection with the Transaction Agreement continue in full force and effect; and (v) the approval of the Issuance Shares for listing on the NASDAQ Global Select Market (“NASDAQ”). The Offer is not conditioned upon Purchaser obtaining financing or the funding thereof. These and other conditions to the Offer are described in Sections 15 and 16 of the Offer to Purchase.

7.	Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a current rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us or our nominees tender any or all of your Shares, please complete, sign, detach and return the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your prompt action is requested. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Time.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Instruction Form with Respect to

Offer to Purchase for Cash

up to 15,604,288 Outstanding Shares of Common Stock

of

Foundation Medicine, Inc.

at

$50.00 Net per Share

Pursuant to the Offer to Purchase Dated February 2, 2015

by

Roche Holdings, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated February 2, 2015 and the related Letter of Transmittal (collectively, as may be amended or supplemented from time to time, the “Offer”), in connection with the offer by Roche Holdings, Inc. (“Purchaser”), a Delaware corporation, to purchase up to 15,604,288 outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Foundation Medicine, Inc., a Delaware corporation (“FMI”), at a purchase price of $50.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you or your nominees for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer furnished to the undersigned. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by Purchaser in its sole discretion.

The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the expiration of the Offer.

Number of Shares to be Tendered:	SIGN HERE

Shares*
Signature(s)

Dated , 20
Name(s) (Please Print)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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